Exhibit 23.2

Consent of Independent Certified Public Accountants

        We have issued our reports dated June 10, 2003, accompanying the consolidated financial statements and schedule appearing in the Annual Report of Medical Technology Systems, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2003 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON, LLP

Tampa, Florida
January 19, 2004